Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS SECOND QUARTER 2009

Ocala, FL…June 19, 2009— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its second quarter ended May 2, 2009. Sales for the second quarter of 2009 were $2,388,817 as compared to $8,700,899 recorded in second quarter of 2008. Loss from operations for the second quarter of 2009 was $884,242 versus income of $748,463 in the same period a year ago. The loss in the second quarter was increased by the closing of the retail sales center, the write-off of the goodwill and leasehold improvements plus the expenses associated with the temporary closing of the Belleview manufacturing facility. Net loss after taxes was $506,440 as compared to income of $587,738 for the same period last year. The net loss after taxes of $506,440 for the second quarter of 2009 came after deducting $121,126 in non-cash losses for our investment in two retirement community limited partnerships. Loss for the second quarter of 2009 was ($0.12) per share compared to diluted earnings of $0.14 per share last year.

For the first six months of fiscal 2009, sales were $5,950,299 as compared to sales of $16,869,451 in the first six months of 2008. Loss from operations for the first six months of 2009 was $1,404,065 versus income of $1,273,238 in the first six months of 2008. Net loss after taxes was $629,588 compared to income of $1,208,723 for the same six month period last year. The net loss after taxes of $629,588 for the first six months of 2009 came after deducting $188,037 in non-cash losses for our investment in two retirement community limited partnerships. Loss for the first six months of 2009 was ($0.15) per share compared to diluted earnings of $0.30 per share last year.

Nobility’s financial position during fiscal year 2009 remains strong with cash and cash equivalents, short and long-term investments of $11,340,018 and no outstanding debt. Working capital is $20,002,913 and our ratio of current assets to current liabilities is 31.4:1. Stockholders’ equity is $41,553,556 and the book value per share of common stock is $10.24. The Company repurchased in the open market 32,390 shares of its common stock during first six months of 2009. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for the second quarter of 2009, were adversely impacted by our country’s severe economic uncertainty and the reduced manufactured housing shipments in Florida, plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the period of November 2008 through April 2009 were down approximately 61% from the same period last year. Fiscal year 2009 is Nobility’s 42nd year of operating in our market area and is proving to be our most challenging. Lack of retail and wholesale financing, increasing unemployment and home foreclosures, slow sales of existing site-built homes, very low consumer confidence and a poor economic outlook for the U.S. economy are just a few of the challenges facing our country, our industry, and Nobility.

Management understands that during these very challenging economic times, maintaining the Company’s strong financial position is vital for future growth and success. Because of deteriorating business conditions and the lack of any clarity that today’s economic challenges will improve significantly, the Company has closed the second under-performing retail model center in Florida and has temporarily closed our Belleview, Florida manufacturing plant. The Company has consolidated the Belleview product line into the Ocala manufacturing plant and continues to offer a full price range of homes to our customers. Management will continue to evaluate Prestige’s other fifteen retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our strong balance sheet.

Although the overall housing picture, financial market and economy have declined significantly this past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the strong operating leverage inherent in the Company, we expect to out-perform the industry. For the remainder of fiscal 2009, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of Nobility’s affordable homes to improve.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 42 years in the design and production of quality, affordable manufactured homes at its one plant located in central Florida. With fifteen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON FRIDAY, JUNE 19, 2009 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-874-1569. THE PASSCODE FOR THE CALL IS 9223324. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=59825

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

(Unaudited)

	May 2, 2009	November 1, 2008
Assets
Current assets:
Cash and cash equivalents	$3,387,184	$8,649,724
Short-term investments	158,005	168,210
Accounts receivable	440,648	654,529
Inventories	15,047,854	12,051,361
Prepaid income taxes	901,731	438,398
Prepaid expenses and other current assets	465,782	433,166
Deferred income taxes	259,804	298,408

Total current assets	20,661,008	22,693,796

Property, plant and equipment, net	4,223,920	4,342,401
Long-term investments	7,794,829	8,140,226
Other investments	7,002,472	7,222,276
Deferred income taxes	436,389	334,424
Other assets	2,368,033	2,397,939

Total assets	$42,486,651	$45,131,062

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,530	$186,477
Accrued compensation	73,659	201,155
Accrued expenses and other current liabilities	282,581	355,218
Customer deposits	260,325	717,951

Total current liabilities	658,095	1,460,801

Uncertain tax liabilities	275,000	275,000

Total liabilities	933,095	1,735,801

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,254,782	10,178,398
Retained earnings	40,320,166	41,968,423
Accumulated other comprehensive income	(6,190)	175
Less treasury stock at cost, 1,308,763 and 1,276,373 shares, respectively, in 2009 and 2008	(9,551,693)	(9,288,226)

Total stockholders’ equity	41,553,556	43,395,261

Total liabilities and stockholders’ equity	$42,486,651	$45,131,062

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 2, 2009	May 3, 2008	May 2, 2009	May 3, 2008
Net sales	$2,388,817	$8,700,899	$5,950,299	$16,869,451

Cost of goods sold	(1,985,735)	(6,241,140)	(4,725,040)	(12,193,495)

Gross profit	403,082	2,459,759	1,225,259	4,675,956

Selling, general and administrative expenses	(1,287,324)	(1,711,296)	(2,629,324)	(3,402,718)

Operating income (loss)	(884,242)	748,463	(1,404,065)	1,273,238

Other income (expense):
Interest income	91,043	98,669	214,838	270,930
Undistributed earnings in joint venture— Majestic 21	46,433	84,575	91,733	168,695
Earnings from finance revenue sharing agreement	—	194,900	157,700	345,100
Undistributed losses from investments in retirement community limited partnership	(121,126)	(178,842)	(188,037)	(178,842)
Miscellaneous	13,685	7,989	13,685	4,242

Total other income	30,035	207,291	289,919	610,125

Income (loss) before income tax benefit (expense)	(854,207)	955,754	(1,114,146)	1,883,363

Income tax benefit (expense)	347,767	(368,016)	484,558	(674,640)

Net income (loss)	(506,440)	587,738	(629,588)	1,208,723
Other comprehensive income (loss), net of tax: Unrealized investment gain (loss)	8,498	(26,648)	(6,365)	(67,843)

Comprehensive income (loss)	$(497,942)	$561,090	$(635,953)	$1,140,880

Weighed average number of shares outstanding
Basic	4,065,708	4,087,789	4,072,228	4,087,343
Diluted	4,065,708	4,092,759	4,072,228	4,092,605

Earnings (loss) per share
Basic	$(0.12)	$0.14	$(0.15)	$0.30
Diluted	$(0.12)	$0.14	$(0.15)	$0.30

Cash dividends paid per common share	$—	$—	$0.25	$0.50